                                                                    Exhibit 6.27

                      COMMERCIAL LEASE AND DEPOSIT RECEIPT


RECEIVED FROM       FOOD EXTRUSION, INC.      hereinafter referred to as LESSEE,
the sum of $         24,000    (Twenty-four thousand and -------00/100 DOLLARS),
evidenced by      check                    , as a deposit which, upon acceptance
of this lease, shall belong to Lessor and shall be applied as follows:

                                          TOTAL   RECEIVED     BALANCE DUE PRIOR
                                                                  TO OCCUPANCY
Rent for the period from  1-20-92 to     $24,000  $24,000      $    --
                          --------       -------  -------      -------
1-19-93
Security deposit...................      $    --  $    --      $    --
                                         -------  -------      --------
Other..............................      $    --  $    --      $    --
                                         -------  -------      --------
TOTAL..............................      $24,000  $24,000      $    --
                                         -------  -------      --------
    In the event that this lease is not accepted by the Lessor within 3 days, the total deposit received shall be refunded. Lessee hereby offers to lease from Lessor the premises situated in the City of El Dorado Hills , County of El Dorado, State of CA, described as 1241 Hawks Flight - Suite 103 - Aprox. 2534 Sq. Ft. Office Space

upon the following TERMS and CONDITIONS:

1.  TERM:  The term hereof shall commence on    Jan.   20   , 1992,and expire on
    Jan . 19      , 1997

2. RENT: The total rent shall be $ 161,924 , payable as follows: $24,000 paid in advance year 1. $32,000 paid in advance year 2. Rents to be payable monthly thereafter per attached addendum. A 6% late charge for payments tendered after 10 days. All rents shall be paid to Owner or his authorized agent, at the following address: Roebbelen Land Co., 1241 Hawks Flight CT. Ste 10 El Dorado Hills, CA 95630 Attn: M. Bruetsch , or at such other places as may be designated by Owner from time to time.

3. USE: The premises are to be used for the operation of Food Distributors Corp. Headquarters , and for no other purpose, without prior written consent of Lessor.

4. USES PROHIBITED: Lessee shall not use any portion of the premises for purposes other than those specified hereinabove, and no use shall be made or permitted to be made upon the premises, nor acts done, which will increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering said property. Lessee shall not conduct or permit any sale by auction on the premises.

5. ASSIGNMENT AND SUBLETTING: Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor, which shall not be unreasonably withheld. Any such assignment or subletting without consent shall be void and, at the option of the Lessor, may terminate this lease.

6. ORDINANCES AND STATUTES: Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Lessee. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the premises shall, at the option of the Lessor, be deemed a breach hereof.

7. MAINTENANCE, REPAIRS, ALTERATIONS: Lessee acknowledges that the premises are in good order and repair, unless otherwise indicated herein. Lessee shall, at his own expense and at all times, maintain the premises in good and safe condition, including plate glass, electrical wiring, plumbing and heating installations and any other system or equipment upon the premises and shall surrender the same, at termination hereof, in as good condition as received, normal wear and tear excepted. Lessee shall be responsible for all repairs required, excepting the roof, exterior walls, structural foundations, and: which shall be maintained by Lessor. Lessee shall also maintain in good condition such portions adjacent to the premises, such as sidewalks, driveways, lawns and shrubbery, which would otherwise be required to be maintained by Lessor. No improvement or alteration of the premises shall be made without the prior written consent of the Lessor. Prior to the commencement of any substantial repair, improvement, or alteration, Lessee shall give Lessor at least two (2) days written notice in order that Lessor may post appropriate notices to avoid any liabilities for liens. Lessee shall not commit any waste upon the premises, or any nuisance or act which may disturb the quiet enjoyment of any tenant in the building.

8. ENTRY AND INSPECTION: Lessee shall permit Lessor or Lessor's agents to enter upon the premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, and will permit Lessor at any time within sixty (60) days prior to the expiration of this lease, to place upon the premises any usual "To Let" or "For Lease" signs, and permit persons desiring to lease the same to inspect the premises thereafter.

9. INDEMNIFICATION OF LESSOR: Lessor shall not be liable for any damage or injury to Lessee, or any other person, or to any property, occurring on the demised premises or any part thereof, and Lessee agrees to hold Lessor harmless from any claims for damages, no matter how caused.

10. POSSESSION: If Lessor is unable to deliver possession of the premises at the commencement hereof, Lessor shall not be liable for any damage caused thereby, nor shall this lease be void or voidable, but Lessee shall not be liable for any rent until possession is delivered. Lessee may terminate this lease if possession is not delivered within 30 days of the commencement of the term hereof.

11. INSURANCE: Lessee, at his expense, shall maintain plate glass and public liability insurance including bodily injury and property damage insuring Lessee and Lessor with minimum coverage as follows: $300,000 Minimum Public Liability Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as additional insured. The Certificate shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage.

12. UTILITIES: Intentionally Deleted.

13. SIGNS: Lessor reserves the exclusive right to the roof, side and rear walls of the Premises. Lessee shall not construct any projecting sign or awning without the prior written consent of Lessor which consent shall not be unreasonably withheld.*

14. ABANDONMENT OF PREMISES: Lessee shall not vacate or abandon the premises at any time during the term hereof, and if Lessee shall abandon or vacate the premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee left upon the premises shall be deemed to be abandoned, at the option of Lessor.

15. CONDEMNATION: If any part of the premises shall be taken or condemned for public use, and a part thereof remains which is susceptible of occupation hereunder, this lease shall, as to the part taken, terminate as of the date the condemnor acquires possession, and thereafter Lessee shall be required to pay such proportion of the rent for the remaining term as the value of the premises remaining bears to the total value of the premises at the date of condemnation; provided however, that Lessor may at his option, terminate this lease as of the date the condemnor acquires possession. In the event that the demised premises are condemned in whole, or that such portion is condemned that the remainder is not susceptible for use hereunder, this lease shall terminate upon the date upon which the condemnor acquires possession. All sums which may be payable on account of any condemnation shall belong to the Lessor, and Lessee shall not be entitled to any part thereof, provided however, that Lessee shall be entitled to retain any amount awarded to him for his trade fixtures or moving expenses.

16. TRADE FIXTURES: Any and all improvements made to the premises during the term hereof shall belong to the Lessor, except trade fixtures of the Lessee. Lessee may, upon termination hereof, remove all his trade fixtures, but shall repair or pay for all repairs necessary for damages to the premises occasioned by removal.

17. DESTRUCTION OF PREMISES: In the event of a partial destruction of the premises during the term hereof, from any cause, Lessor shall forthwith repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Lessee on the premises. If such repairs cannot be made within said sixty (60) days, Lessor, at his option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Lessor shall not elect to make such repairs which cannot be made within sixty (60) days, this lease may be terminated at the option of either party. In the event that the building in which the demised premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Lessor may elect to terminate this lease whether the demised premises be injured or not. A total destruction of the building in which the premises may be situated shall terminate this lease. In the event of any dispute between Lessor and Lessee with respect to the provisions hereof, the matter shall be settled by arbitration in such a manner as the parties may agree upon, or if they cannot agree, in accordance with the rules of the American Arbitration Association.

18. HAZARDOUS MATERIALS: Lessee shall not use, store, or dispose of any hazardous substances upon the premises, except use and storage of such substances if they are customarily used in lessee's business, and such use and storage complies with all environmental laws. Hazardous substances means any hazardous waste, substance or toxic materials regulated under any environmental laws or regulations applicable to the property.

19. INSOLVENCY: In the event a receiver is appointed to take over the business of Lessee, or in the event Lessee makes a general assignment for the benefit of creditors, or Lessee takes or suffers any action under any insolvency or bankruptcy act, the same shall constitute breach of this lease by Lessee.

20. REMEDIES OF OWNER ON DEFAULT: In the event of any breach of this lease by Lessee, Lessor may, at his option, terminate the lease and recover from
    Lessee: (a) the worth at the time of award of the unpaid rent which was earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and (d) any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee's failure to perform his obligations under the lease or which in the ordinary course of things would be likely to result therefrom.

    Lessor may, in the alternative, continue this lease in effect, as long as Lessor does not terminate Lessee's right to possession, and Lessor may enforce all his rights and remedies under the lease, including the right to recover the rent as it becomes due under the lease. If said breach of lease continues, Lessor may, at any time thereafter, elect to terminate the lease. Nothing contained herein shall be deemed to limit any other rights or remedies which Lessor may have.

21. SECURITY: The security deposit set forth above, if any, shall secure the performance of the Lessee's obligations hereunder. Lessor may, but shall not be obligated to apply all or portions of said deposit on account of Lessee's obligations hereunder. Any balance remaining upon termination shall be returned to Lessee. Lessee shall not have the right to apply the Security Deposit in payment of the last month's rent.

22. DEPOSIT REFUNDS: The balance of all deposits shall be refunded within two weeks from date possession is delivered to Owner or his authorized Agent, together with a statement showing any charges made against such deposits by Owner.

23. ATTORNEY'S FEES: In the event that Owner is required to employ an attorney to enforce the terms and conditions of this agreement or to recover possession of the premises from Tenant, Tenant shall pay to Owner a reasonable attorney's fee whether or not a legal action is filed or a judgement is obtained.

24. WAIVER: No failure of Lessor to enforce any term hereof shall be deemed to be a waiver.

25. NOTICES: Any notice which either party may or is required to give, shall be given by mailing the same, postage prepaid, to Lessee at the premises, or Lessor at the address shown below, or at such other places as may be designated by the parties from time to time.

26. HOLDING OVER: Any holding over after the expiration of this lease, with the consent of Lessor, shall be construed as a month-to-month tenancy at a rental of $3241.35 per month, otherwise in accordance with the terms hereof, as applicable.

27. TIME: Time is of the essence of this lease.

28. HEIRS, ASSIGNS, SUCCESSORS: This lease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

29. TAX INCREASE: Intentionally Deleted.

30. COST OF LIVING INCREASE: Intentionally Deleted.

31. OPTION TO RENEW: Provided that Lessee is not in default in the performance of this lease, Lessee shall have the option to renew the lease for an additional term of 60 months commencing at the expiration of the initial lease term. All of the terms and conditions of the lease shall apply during the renewal term except that the monthly rent shall be the sum of $see addenda which shall be adjusted in accordance with the cost of living increase provision set forth in paragraph 30. The option shall be exercised by written notice given to Lessor not less than 60 days prior to the expiration of the initial lease term. If notice is not given in the manner provided herein within the time specified, this option shall expire.

32. LESSOR'S LIABILITY: The term "Lessor," as used in this paragraph, shall mean only the owner of the real property or a Lessee's interest in a ground lease of the premises. In the event of any transfer of such title or interest, the Lessor named herein (or the grantor in case of any subsequent transfers) shall be relieved of all liability related to Lessor's obligations to be performed after such transfer. Provided, however, that any funds in the hands of Lessor or Grantor at the time of such transfer shall be delivered to Grantee. Lessor's aforesaid obligations shall be binding upon Lessor's successors and assigns only during their respective periods of ownership.

33. ESTOPPEL CERTIFICATE:

       (a) Lessee shall at any time upon not less than ten (10) days' prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing [1] certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any, and [2] acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer to the Premises.
       (b) At Lessor' option, Lessee's failure to deliver such statement within such time shall be a material breach of this Lease or shall be conclusive upon Lessee [1] that this Lease is in full force and effect, without modification except as may be represented by Lessor, [2] that there are no uncured defaults in lessor's performance, and [3] that not more than one month's rent has been paid in advance or such failure may be considered by Lessor as a default by Lessee under this Lease.
       (c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee hereby agrees to deliver to any lender or purchaser designated by Lessor such financial statements of Lessee as may be reasonably required by such lender or purchaser. Such statements shall include the past three years' financial statements of Lessee. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

34. COMMON AREA EXPENSES: In the event the demised premises are situated in a shopping center or in a commercial building in which there are common areas, Lessee agrees to apply his pro-rata share of maintenance, taxes, and insurance for the common area.

35. ADDENDUM: An addendum, signed by the parties |X| is attached, |_| is not attached hereto.

* Lessee shall be permitted to place its sign on the vacant monument subject to Lessor's written approval respecting design and size.


ENTIRE AGREEMENT: the foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits, if any, have been made a part of this lease before the parties' execution hereof:

The undersigned Lessee hereby acknowledges receipt of a copy hereof.

                                                      DATED:            12/23/91

    COOK & COOK REALTORS  Agent                      Food Extrusion, Inc. Lessee

    3350 Country Club Dr.  Address                   /s/Patricia Mayhew
                                                     ------------------
    Cameron Park, CA 95682 (916)677-8101 Phone       President

By  /s/ Leslie A. Cook
    -------------------


                                   ACCEPTANCE

    The undersigned Lessor accepts the foregoing offer and agrees to lease the herein described premises on the terms and conditions herein specified. The Lessor agrees to pay to COOK & COOK REALTORS , the Agent in this transaction, the sum of $ (
     DOLLARS)
for services rendered and authorizes Agent to deduct said sum from the deposit received from Tenant., This agreement shall not limit the rights of Agent provided for in any listing or other agreement which may be in effect between Owner and Agent. In the event Tenant shall purchase the property from Owner prior to the expiration of this lease, Owner agrees to pay the Agent a sales commission of % of the sales price.

The  undersigned  Lessor  hereby  acknowledges receipt of a copy hereof.

                                                                DATED:  12/23/91

 COOK & COOK REALTORS   Owner's Authorized Agent  Roebbelen Land Company, Lessor

 3350 Country Club Dr.                  Address    A California Ltd. Partnership
----------------------------------------           -----------------------------
        Lessor

 Cameron Park, CA 95682 (916)677-8101   Phone      /s/Hans Roebbelen
----------------------------------------           --------------------------
        Address

By  /s/Leslie A. Cook                              /s/General Partner
            Phone


[Logo] Professional Publishing

                          ADDENDUM TO COMMERCIAL LEASE

                          1241 HAWKS FLIGHT - SUITE 103


1. Rents for years 3 through 5 shall be payable on the 20th of each month per the following schedule:

                  Year 3            $2800 per month
                  Year 4            $2940 per month
                  Year 5            $3087 per month

2. Lessor and Lessee hereby agree that Lessee shall have a first right of refusal to lease the adjacent the adjacent vacant space located on the first floor of the building or any portion thereof that Lessor intends to lease to a third party (excluding Roebbelen land Company, Roebbelen Engineering, Inc., Roebbelen Construction, Inc, and any other related or affiliated business entities), subject to the following conditions:

       (a) At the time that Lessee exercises said first right of refusal and at the time that Lessee takes possession of the new space, Lessee shall not be in default under the Lease;

       (b) Lessee shall continue both and after the exercise of the first right of refusal to occupy the premises originally demised by this Lease; and

       (c) Lessee's first right of refusal shall continue in effect only until the thirty-sixth (36th) month of the Lease term and shall be of no further force or effect thereafter.

       In conjunction with Lessee's first right of refusal, Lessor shall give Lessee written notice of any bona fide offer to lease any portion of such vacant space that Lessor intends to accept, which notice will advise Lessee of the terms and conditions of said offer to lease. Within forty-eight (48) hours after Lessee's receipt of such notice, Lessee shall notify Lessor in writing whether it elects to lease such space on the same terms and conditions as contained in Lessor's notice as contained in Lessor's then current form of office lease used by Lessor with respect to the building. If Lessee fails to respond in writing to such notice within said forty-eight (48) hour time period, then Lessee shall be deemed to have waived its first right of refusal with respect to the space which is the subject of such offer to lease.

3. At the expiration of the original term hereof and provided that Lessee is not in default under this Lease on the date of giving the notice discussed hereafter or on the date of the commencement of the extended terms, Lessee may extend this Lease for one (1) individual extended term of five (5) years by giving Lessor written notice of this intention so to do at least one hundred eighty (180) days prior to the expiration of the original term of this Lease. Such extended term shall be upon all of the terms and conditions of the Lease, excluding therefrom (1) the right, if any, to rent free possession during any period of time, (ii) any right to a further extension of the original terms of the Lease beyond the one (1) extended term set forth hereinabove, and (iii) any right to continue to pay the same rent. The rent during such extended term shall be the fair market rental for such office space as agreed upon by Lessor and Lessee. In the event that Lessor and Lessee cannot agree upon the fair market rental for such office space within thirty (30) days after Lessor's receipt of Lessee's exercise of such option to extend, then such option to extend shall be null and void and the Lease shall end upon the expiration of the original term as if such option to extend had not been exercised.


    Food Extrusion, Inc.                        ROEBBLEN LAND COMPANY,
                                                a California limited partnership


    /s/Patricia Mayhew                          /s/Hans Roebbelen Gen. Partner
    ------------------                          ------------------------------
    Lessee                                      By:


    President                                          12/23/91
    Lessee                                      Date--------------


          12/23/91
    Date------------